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                                                            Exhibit 99(h)(2)(ii)


                                  AMENDMENT TO
                            TRANSFER AGENCY AGREEMENT


     This Amendment is made as of January 1, 1999, between Centura Funds, Inc., (the "Company"), BISYS Fund Services, Inc. ("BFS") and BISYS Fund Services Ohio, Inc. (the "New Transfer Agent"). The parties hereby amend the Transfer Agency Agreement (the "Agreement") between the Company and BFS, dated as of October 1, 1996, as set forth below.

     WHEREAS, the parties hereto wish to substitute the New Transfer Agent for BFS as the transfer agent under the Agreement;

     WHEREAS, the parties hereto wish to modify Section 5 of the Agreement, entitled "Term"; and

     WHEREAS, the parties wish to modify the fee schedule set forth in Schedule B to the Agreement.

     NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

     1. Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

     2. The New Transfer Agent shall replace BFS as the transfer agent under the Agreement.

     3. Section 5 of the Agreement shall be amended by replacing the first sentence of the Section with the following:

               The initial term of this Agreement (the "Initial Term") shall be for a period commencing on January 1, 1999, and ending on January 1, 2004.

     4. Section 5 of the Agreement shall be further amended by replacing the third paragraph of the Section with the following:

               If, for any reason other than nonrenewal, a Change of Control (as such term is defined in this Section 5), mutual agreement of the parties or a material breach of this Agreement, BISYS is replaced as transfer agent, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any sub-transfer agent appointed by BISYS as provided in Section 1 hereof), then the Company shall make a one-time cash payment,
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               calculated in the manner set forth below, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS in accordance with the following schedule: (i) during years one and two of the Initial Term, the payment shall be based on BISYS' total fee for a one-year period,
               (ii) during year three of the Initial Term, the payment shall be based upon 75% of BISYS' total fee for a one-year period, (iii) during year four of the Initial Term, the payment shall be based upon 50% of BISYS' total fee for a one-year period, and (iv) during year five of the Initial Term, no payment shall be required to be made. For purposes of calculation of the payment described herein, such fees shall be calculated in accordance with Schedule B hereto and shall be based upon the average amount of the Company's assets for the twelve months prior to the date BISYS is replaced or a third party is added.

               In the event the Company is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide transfer agency services consistent with this Agreement. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which BISYS is replaced or a third party is added.

     5. Section 5 of the Agreement shall be further amended by inserting the following paragraph at the end of such section:

               In the event of a change of control (as such term is defined in the 1940 Act) of BISYS (a "Change of Control"), BISYS shall promptly notify the Company of such Change of Control. Upon receipt of notice of a Change of Control, the Company shall have the option of terminating this Agreement, without penalty, by providing written notice of termination within 120 days following such receipt. In the event the Company exercises such option to terminate, this Agreement shall terminate on the 120th day after written notice of termination is provided to BISYS. In the event the Company does not exercise such option to terminate within the 120-day period referenced above, this Agreement shall continue in full force and effect in accordance with its terms.

     6. Schedule B to the Agreement shall be amended by replacing the first sentence with the following:

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               Effective as of January 1, 1999, BISYS shall receive an account maintenance fee of $15.00 per year for each account which is in existence at any time during the month for which payment is made, such fee to be paid in equal monthly installments, plus out-of-pocket expenses; provided, that the minimum annual fee to be paid by each Fund is $10,000.00.

     7. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

     8. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                                            CENTURA FUNDS, INC.

                                            By:
                                               ------------------------------

                                            Title:
                                                  ---------------------------


                                            BISYS FUND SERVICES, INC.

                                            By:
                                               ------------------------------

                                            Title:
                                                  ---------------------------


                                            BISYS FUND SERVICES OHIO, INC.

                                            By:
                                               ------------------------------

                                            Title:
                                                  ---------------------------

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